Exhibit 99.1

FOR IMMEDIATE RELEASE

Cleveland BioLabs Reduces Debt with $3.5 Million At-The-Market Private

Placement of Unregistered Stock

BUFFALO, N.Y. – June 18, 2014 – Cleveland BioLabs, Inc. (Nasdaq: CBLI) today announced that it entered into a securities purchase agreement (the “Purchase Agreement”) with Dr. Mikhail Mogutov, Chairman of the Board of Directors of Incuron, LLC and Chairman of the Investment Committee and founder of Bioprocess Capital Ventures and one institutional investor (the “Investors”), to issue and sell in a private placement $3.5 million worth of the Company’s common stock, par value $.005 per share (the “Common Stock”), and warrants to purchase Common Stock.

The Investors have agreed to purchase 6,167,400 units consisting of 6,167,400 shares of the Company’s Common Stock and a warrant to purchase 3,083,700 shares of the Company’s Common Stock at an exercise price of $0.56 per share, which shall expire five years from the date of issuance. The purchase price of each unit is $0.5675 and the closing bid price on NASDAQ immediately preceding the signing of the Purchase Agreement was $0.505. The Company anticipates closing to occur within the next week, subject to the satisfaction of customary closing conditions and an amendment to the loan agreement between the Company and Hercules Technology Growth Capital, Inc. (“Hercules”) to account for the use of proceeds to pay down the Company’s loan from Hercules.

In connection with the private placement, the Company has agreed upon the request of the Investors, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of shares of Common Stock, including shares of Common Stock underlying the warrants, within two months after receipt of such request. The securities offered by the Company in this private placement have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.

Proceeds from this offering, along with approximately $500,000 of the Company’s cash resources will be used to pay down $4 million of the Company’s existing $6 million senior secured term loan with Hercules.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “This transaction deepens our strategic relationship with Dr. Mogutov. We appreciate his continued support of our science and development pipeline. These proceeds enable us to reduce the debt on our balance sheet by two-thirds, favorably impacting our cash runway.”

About Cleveland BioLabs

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company seeking to develop first-in-class pharmaceuticals designed to address diseases with significant medical need. The company’s lead product candidates are Entolimod, which is being developed as radiation countermeasure and a potential cancer treatment and Curaxin CBL0137, our lead oncology product candidate. CBL0137 is under development by Incuron, LLC, a Russian Federation based joint venture founded in 2010 between Russian Closed Mutual Venture Fund “Bioprocess Capital Ventures,” and Cleveland BioLabs. Cleveland BioLabs, Inc. conducts business in the United States and in the Russian

Federation through its wholly and majority owned operating subsidiaries. The company maintains strategic relationships with the Cleveland Clinic, Roswell Park Cancer Institute, and the Children’s Cancer Institute Australia for Medical Research. To learn more about Cleveland BioLabs, Inc., please visit the Company’s website at http://www.cbiolabs.com. To learn more about Incuron, LLC, please visit the company’s website at http://www.incuron.com/.

About Dr. Mikhail Mogutov

In 1988, Mr. Mogutov founded Bioprocess Group, an asset management and business development company with interests in various industries. Between 1997 and 1999 Mr. Mogutov was the Chairman of Vostsibugol, one of Russia’s largest coal mining enterprises, with an annual output of over 13 million tons of coal. Since 2008, Mr. Mogutov has served as Executive Chairman of Ovoca Gold Plc.

Since 2002, one of the main focuses of Bioprocess Group has been development, production and commercialization of biopharmaceuticals for the Russian and global markets. During the past 12 years the Bioprocess Group has actively invested in pharmaceutical and medical technology. In 2007, Bioprocess founded the Bioprocess Capital Partners management company (BCP) to manage Bioprocess Capital Ventures Fund, which invests venture capital money into innovative technologies in life sciences. Since 2008, Mr. Mogutov has been Chairman of the Investment Committee of Bioprocess Capital Ventures.

Mr. Mogutov earned his Doctorate at Moscow Physics-Technical Institute in Moscow, Russia.

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and in its other filings from time to time filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Rachel Levine, Vice President, Investor Relations

Cleveland BioLabs, Inc.

T: (917) 375-2935

E: rlevine@cbiolabs.com